Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-184185) on Form S-8 of USA Technologies, Inc. of our report dated September 30, 2013, relating to our audits of the consolidated financial statements and schedule which appear in this Annual Report on Form 10-K for the year ended June 30, 2013.

/s/ McGladrey LLP

New York, NY
September 30, 2013